Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 10 to the Registration Statement (Form S-11 No. 333-217578) and related Prospectus of Procaccianti Hotel REIT, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2021, with respect to the consolidated financial statements of Procaccianti Hotel REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 12, 2021